As filed with the Securities and Exchange Commission on April 1, 2021

Registration No. 333-225273

Registration No. 333-225274

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-225273

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-225274

UNDER

THE SECURITIES ACT OF 1933

HighPoint Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	82-3620361 (I.R.S. Employer Identification Number)

410 17th Street, Suite 1400

Denver, Colorado 80202

(720) 440-6100
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Cyrus D. Marter IV

410 17th Street, Suite 1400

Denver, Colorado 80202

(720) 440-6100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Shelley A. Barber
Robert L. Kimball
Vinson & Elkins LLP
 1114 Avenue of the Americas, 32nd Floor
 New York, NY 10036
 (212) 237-0000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Check one:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

HighPoint Resources Corporation, a Delaware corporation (“HighPoint” or the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which were filed by the Company with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all Company securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement on Form S-3 (No. 333-225273), which was filed by HighPoint with the SEC on May 29, 2018, registering an indeterminate number of shares of common stock or preferred stock, or of depositary shares, warrants, debt securities, purchase contracts, rights and units of the Company as may from time to time be issued at currently indeterminable prices and as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered thereunder, including under any applicable anti-dilution provisions; and

2.	Registration Statement on Form S-3 (No. 333-225274), which was filed by HighPoint with the SEC on May 29, 2018, registering for resale up to 100,000,000 shares of the Company’s common stock, par value $0.001 per share, and such additional number of securities as may become issuable as a result of any stock split, stock dividend or similar event.

On April 1, 2021, pursuant to HighPoint’s prepackaged plan of reorganization, which implements the transactions contemplated by the Agreement and Plan of Merger, dated as of November 9, 2020, by and among Bonanza Creek Energy, Inc., a Delaware corporation (“Bonanza Creek”), HighPoint and Boron Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Bonanza Creek (“Merger Sub”), Merger Sub was merged with and into HighPoint (the “Merger”), with HighPoint continuing its existence as the surviving corporation following the Merger.

As a result of the completion of the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by HighPoint in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of these Post-Effective Amendments all such securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 1 2021.

Date: April 1, 2021	HIGHPOINT RESOURCES CORPORATION

By:	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
President and Secretary

Note: No other person is required to sign these Post-Effective Amendments to Form S-3 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.